Exhibit 10.18

September 15, 2005

David Eichler

Re:          Employment Offer

Dear David:

On behalf of Intellisync, I am pleased to offer you the position of Chief Financial Officer.  This letter is intended to describe the terms of our offer of employment to you.  We anticipate that your start date will be on or before October 3, 2005.  You will report directly to me.  This is a full-time position, and you agree to devote all of your business time and attention to the business of the Company during the term of your employment.  This offer is also contingent upon receipt of a satisfactory background check.

Your starting base salary will be $225,000 per year, payable in accordance with the normal payroll practices of the Company.  In addition you will be eligible for an annual bonus of up to 30% of your salary for on target performance, paid on a quarterly basis, according to a plan to be developed by the Company.

As a full-time employee, you will be eligible to participate in the Company’s medical, dental, life insurance, and long-term disability programs as of the first day of your employment.  You will also be eligible to participate in Intellisync’s flexible spending account and 401(k) programs, subject to normal eligibility and enrollment restrictions, as of the first day of your employment.  The Company retains the right to modify or change its benefits and compensation policies from time-to-time, as it deems necessary.

In addition, it will be recommended to the Company’s Board of Directors that you be granted an option for 500,000 shares of common stock.  Pursuant to Intellisync’s standard stock option agreement, your shares will vest over a four year period, beginning on your start date, with 25% “cliff” vesting at the end of the first year and the remainder vesting monthly during your employment until fully vested.  The exercise price shall be the fair market value of the shares on the date of the option grant.  As an employee of Intellisync, you will be subject to the Company’s Insider Trading Policy.  The Policy is attached to this letter for your information.  Furthermore, as a Section 16 officer of the Company, you will be subject to certain reporting requirements and other applicable securities laws.

In addition, pending Board approval, you will be eligible to enter into a change of control agreement with the Company whereby you may receive twelve (12) months of accelerated vesting of all outstanding stock options then held by you at the time of a Change of Control; provided that your service shall not have terminated for any reason, other than for Good Reason, (including without limitation, for death or disability) prior to any such Change of Control.  This accelerated vesting benefit shall be memorialized in a separate Change of Control agreement with Intellisync.

In addition, should the Company terminate your position for any reason other than Good Reason, you shall be entitled to receive, as a severance, six months continuation of your base salary, subject to all payroll withholdings, based upon your base salary as of the start date of your employment, provided that you first sign a comprehensive release of claims in favor of the Company.

As used herein, a termination for “Good Reason” means a termination if you have:

(a)        committed any serious breach or repeated or continued (after warning) any material breach of your obligations hereunder;

(b)       been guilty of conduct tending to bring yourself or the Company into disrepute;

(c)        failed to perform your duties to a satisfactory standard after having received a written warning from the Company relating to the same;

(d)       committed theft;

(e)        committed any criminal or civil acts prejudicial to the Company whether or not committed in the course of your employment;

(f)        committed any other offence of a similar gravity to the examples above, as these examples are neither exclusive nor exhaustive;

As an officer of the Company, you will be expected to abide by the Company’s rules and regulations.  We will ask you to sign and comply with a proprietary information and nondisclosure agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and nondisclosure of proprietary information.  You will also be required to submit satisfactory documentation respecting your identification and right to work in the United States no later than three days after your employment begins.  The easiest method of satisfying this requirement is to provide a valid state driver’s license, and either your Social Security card or a copy of your birth certificate.  If you do not have these documents, please call Jackie Plant in our benefits department immediately to discuss what other document will satisfy the requirements of this law.  You will be asked to submit this documentation on your first day of employment.

It is the understanding of both parties that your employment with the Company is “at will,” and for no specific period, and accordingly may be terminated by either party at any time for any reason, with or without cause.  This letter and its supporting agreements (including the Proprietary Information and Inventions Agreement and Insider Trading Policy, the terms of which are incorporated by reference herein) constitutes the full and complete agreement between us regarding the terms of your employment with the Company.  Any contrary or inconsistent representations which may have been made or which may be made to you are superseded by this offer.  Any modifications of the terms set out herein must be in writing and signed by yourself and an authorized representative of Intellisync.

If you accept this offer, please sign this letter and the enclosed agreements, and return them to Cheryl Borgonia, Director, Human Resources, by facsimile at (408) 321.3852.  This offer is contingent upon your countersignature of this letter, the accompanying documents and a satisfactory background check.  This offer will remain open for three days from receipt.  If you have any questions, please contact me directly.

David, we look forward to having you join the Intellisync team.

Sincerely,

/s/ WOODSON HOBBS
Woodson (Woody) Hobbs
President & CEO

Accepted and Agreed:

/s/ DAVID EICHLER	Date:	10/03/05
David Eichler

Attachments

A) Proprietary Information and Inventions Agreement

B) Insider Trading Policy